Exhibit 99.1

Contact:
Noam Saxonhouse, Investor Relations
703.526.5093
David Douglass, Corporate Communications
703.526.5252

FOR IMMEDIATE RELEASE

THE MILLS CORPORATION REPORTS THIRD QUARTER RESULTS

Arlington, Va., November 9, 2005 — The Mills Corporation (NYSE: MLS) today announced results for the fiscal quarter and the nine months ended September 30, 2005.  All financial information for periods ended September 30, 2004 set forth in this press release is presented on a restated and consistent basis.

Comparable Net Operating Income (NOI) and Operating Income

•                  For the three months ended September 30, 2005, the Company reported comparable property NOI of $104.7 million.  This is 5.2% lower than the year earlier period comparable property NOI of $110.4 million.  Among other factors, third quarter comparable property NOI was negatively impacted by a higher allowance for doubtful accounts, a decline in straight-line rents and FAS 141 income, and a decline in net recoveries.

•                  The third quarter 2005 results include a higher allowance for doubtful accounts resulting in higher bad debt expense, which reduced NOI at comparable properties by $4.1 million.  The increase in the allowance for doubtful accounts is largely attributable to two factors: 1) a straight-line rent receivable write-off of $3.1 million related to the assumption and modification of leases of three skate parks by a new operator; two skate park leases at non-comparable properties were also assumed and modified; and 2) an increase in bad debt reserves due to changes in the estimated collectability of certain accounts receivable.

•                  Straight-line rents at comparable properties decreased by $0.7 million due to adjustments made to the receivable balance. In total straight-line rents and FAS 141 income declined by $2.4 million for the quarter ended September 30, 2005 versus the prior year period.

•                  Net recoveries decreased by $1.9 million for the quarter ended September 30, 2005 versus the same period a year earlier.  Net recoveries are the difference between expense recoveries received from tenants and actual expenses.  The decrease in net recoveries was primarily due to revising the estimated 2004 year end recovery income as the actual billings were completed.

•                  For the nine months ended September 30, 2005, comparable property NOI decreased 1.3% to $325.9 million versus $330.2 million in the prior year period.  This decrease was the result of the same factors that led to the decline in comparable property NOI in the third quarter of 2005 as well as a $3.8 million decline in lease cancellation fees.

•                  For the three months ended September 30, 2005, Operating Income, which includes both comparable and non-comparable consolidated properties and is further explained in our reconciliation tables, decreased 46.6% to $31.6 million from $59.2 million in the same period a year ago.  This decrease was due to the same factors that caused the decline in comparable property NOI as well as an increase in depreciation and amortization and an increase in general and administrative expense.

•                  For the nine months ended September 30, 2005, Operating Income decreased 12.0% to $123.8 million from $140.7 million in the same period a year ago.  This decrease was due to an increase in depreciation and amortization and general and administrative expenses partially offset by income from recently acquired and opened centers.

Funds From Operations (FFO)

•                  FFO per diluted share for the quarter ended September 30, 2005 decreased 53.6% to $0.45 from $0.97 in the same period a year ago.  The decrease in FFO per diluted share was due to several items, including:

•                  A decline in straight-line rents and FAS 141 income at comparable and non-comparable properties, which reduced FFO by $0.03 per diluted share in the third quarter of 2005 versus the year earlier period.

•                  An increase in the allowance for doubtful accounts at comparable and non-comparable properties, which negatively impacted FFO by $0.10 per diluted share in the quarter.

•                  Net recoveries in the third quarter of 2005 were unchanged from the third quarter of last year as a net increase in recoveries from recently acquired properties was offset by a decline in net recoveries at properties owned during both periods.  The decrease in net recoveries due to the revised estimate discussed above at properties owned in both periods, negatively impacted FFO in the third quarter of 2005 by $0.03 per diluted share versus the prior year period.  This decrease was not anticipated by the Company.

•                  An increase in project write-off costs to $0.15 per diluted share versus $0.05 per diluted share in the year earlier period.  Almost all of the write-offs in the third quarter of 2005 were related to two projects that management concluded were no longer probable to be successfully completed.  One of the projects was in Tampa, Florida and the other was in Florence, Italy. The Company did not anticipate any third quarter project write-offs.

•                  An allowance against notes receivable from a tenant due to the Company’s judgment that the notes will not likely be collected.  This allowance reduced FFO per diluted share by $0.07 in the third quarter of 2005.

•                  A charge in connection with property damage and rental income loss at the Esplanade Mall in New Orleans related to Hurricane Katrina.  This charge reduced FFO by approximately $0.01 per diluted share in the quarter.  The Company expects to recover half of that amount upon settlement of its claim under business interruption insurance.  The recovery will be recorded as income when the insurance claim is settled.

•                  The Company had expected to recognize additional fee income in the third quarter. The Company still collected the anticipated amount of cash for providing its development and leasing services during the quarter, although it recognized approximately $0.08 per diluted share less in FFO than it had originally anticipated in the third quarter.

•                  FFO per diluted share for the nine months ended September 30, 2005 decreased 15% to $2.38 versus $2.81 for the nine months ended September 30, 2004.  The items that contributed to the third quarter variance, as well as lower lease cancellation fees, explain the majority of the FFO per diluted share decline for the nine months ended September 30, 2005.

Net Income

•                  For the quarter ended September 30, 2005, the Company reported a loss of $0.61 per diluted share as compared to net income of $0.95 per diluted share for the same period a year ago.  This decrease was due to the same factors that explain the year-over-year negative FFO variance and a $0.61 per diluted share decline in gains from the sale of joint- venture interests.

•                  For the nine months ended September 30, 2005, the Company reported a loss of $0.98 per diluted share as compared to net income of $2.78 per diluted share for the nine months ended September 30, 2004.  This decline in earnings was primarily due to three items.  First, results for the first nine months of 2004 include gains on the sales of joint venture interests of $1.30 per diluted share.  There were no gains on the sale of joint venture interests for the nine months ended September 30, 2005. Second, during the nine months ended September 30, 2004, the Company recorded $0.79 per diluted share in earnings due to the one-time benefit from the cumulative effect of adopting FIN 46.  Third, for the nine months ended September 30, 2005, the Company had foreign currency exchange losses of $0.42 per diluted share versus a loss of $0.04 per diluted share in the year earlier period.  The gain on the sale of joint venture interests, the benefit of adopting FIN 46 and foreign currency exchange losses are all excluded from FFO.

Outlook

The Company expects net income to be within a range of $0.46 and $0.56 per diluted share for the year ending December 31, 2005.  The Company had previously established FFO guidance of $4.35 per diluted share.  Based primarily on the events described in this press release, the Company’s revised guidance for the year is $3.55 to $3.65 per diluted share.

Operating Statistics

Operating statistics for our portfolio were as follows:

•                  For the twelve months ended September 30, 2005, gross in-line tenant reported sales per square foot for the entire portfolio increased 9.8% to $382 from $348 in the year earlier period.

•                  For the twelve months ended September 30, 2005, gross in-line tenant reported sales per square foot for comparable centers increased 5.1% from the twelve months ended September 30, 2004.

•                  For the nine months ended September 30, 2005, comparable same-space reported sales for in-line tenants increased 3.2% versus the same period last year.

•                  The average initial base rent for in-line store spaces opened during the first nine months of 2005 was $34.63 per square foot, which was 13.6% higher than rents for tenants who closed or whose leases expired.

•                  Comparable property occupancy was 95.5% on September 30, 2005 versus 94.6% on September 30, 2004.  Total portfolio occupancy as of September 30, 2005 was 92.6% versus 92.9% as of September 30, 2004.

FFO and NOI are non-GAAP financial measures that are standard measures of operating performance for REITs.  A reconciliation of net income from continuing operations to FFO is provided in the supplemental financial data section of this press release.  Net income from continuing operations is the most directly comparable GAAP number to FFO.  A reconciliation of operating income to NOI is provided in the supplemental financial data section of this press release.  Operating income, a component of net income from continuing operations, is the most directly comparable GAAP number to NOI.

The following table provides the reconciliation of estimated diluted net income per share to diluted FFO per share.

	Low	High
Estimated diluted net income from continuing operations per share	$0.46	$0.56

Depreciation and amortization	3.83	3.83

Equity in depreciation and amortization	0.83	083

Partners’ share of depreciation and amortization from consolidated joint ventures	(0.76)	(0.76)

Foreign currency exchange losses	0.26	0.26

Preferred unit distributions	(1.07)	(1.07)

Estimated diluted FFO per common share	$3.55	$3.65

About The Mills Corporation

The Mills Corporation, based in Arlington, Virginia, is a developer, owner and manager of a global real estate portfolio including regional shopping malls, retail and entertainment centers, and international recreation, leisure and retail centers. The Mills portfolio currently includes 42 properties in the U.S., Canada and Europe, totaling approximately 51 million square feet of gross leasable area. In addition, The Mills is currently developing, re-developing or constructing various projects around the world. Its portfolio of real estate properties generated more than $8.7 billion in reported retail sales in 2004. The Mills is traded on the New York Stock Exchange under the ticker: MLS. For more information, visit the company’s website at www.themills.com.

Supplemental Materials

SEC Filings (including Forms 10-Q, 10-K and 8-K) and supplemental information packages are available at www.themills.com or may be requested by contacting Noam Saxonhouse, Investor Relations, The Mills Corporation, 1300 Wilson Blvd., Arlington, VA 22209 or via e-mail at Noam.Saxonhouse@themills.com. The third quarter 2005 supplemental information package will be available at www.themills.com at 7:00 a.m. on November 9, 2005.

The Company will provide an online simulcast of its third quarter 2005 conference call at www.themills.com. To listen to the live call, please go to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 11:00 a.m. ET Wednesday, November 9, 2005. An online replay will be available for approximately 90 days at www.themills.com.

The Company has placed a video on its website that provides information on the parking facilities at Meadowlands Xanadu and the associated revenues.  This video maybe viewed by going to the audio presentation portion of the investor relations section of the Company’s website at www.themills.com.

Statements in this press release that are not historical may be deemed forward-looking statements within the meaning of the federal securities laws. Although The Mills Corporation and The Mills Limited Partnership believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, they can give no assurance that their expectations will be attained and it is possible that their actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. The words “will,” “plan,” “believe,” “expect,” “anticipate,” “should,” “target,” “intend,” and similar expressions identify forward-looking statements. The Mills Corporation and The Mills Limited Partnership undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is directed to The Mills Corporation’s and The Mills Limited Partnership’s various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, report on Form 10 and annual report on Form 10-K for a discussion of such risks and uncertainties.

Definitions and Reconciliations

The following non-GAAP financial measures and other terms, as used within the text of this release, are defined, reconciled and further explained below and in our Form 8-K Supplemental information package on Attachment 1 to Exhibit 99.2.

•                  Funds from Operations (FFO)

•                  Net Operating Income (NOI)

•                  Comparable Properties

THE MILLS CORPORATION

THE MILLS LIMITED PARTNERSHIP

SUPPLEMENTAL FINANCIAL DATA

(Unaudited, in millions, except per share and unit data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
		(Restated)		(Restated)
Revenues:
Minimum rent	$118.2	$119.4	$342.8	$294.1
Percentage rent	1.3	1.5	2.5	3.2
Recoveries from tenants	55.6	52.6	162.4	137.7
Other property revenue	10.4	9.9	28.5	28.2
Management fees	2.6	0.6	9.3	5.0
Other fee income	0.7	1.3	4.1	2.4
Total operating revenues	188.8	185.3	549.6	470.6
Expenses:
Recoverable from tenants	58.0	50.8	163.1	129.3
Other operating expenses	14.9	8.0	28.8	17.7
General and administrative	13.9	8.9	38.7	26.1
Cost of fee income	5.7	3.1	16.3	19.7
Depreciation and amortization	64.7	55.3	178.9	137.1
Total operating expenses	157.2	126.1	425.8	329.9
Operating income	31.6	59.2	123.8	140.7

Other income (expense):
Interest expense, net	(50.9)	(41.1)	(142.1)	(105.8)
Equity in (losses) earnings of unconsolidated joint ventures	(2.1)	(0.1)	(2.2)	4.6
Minority interest in consolidated joint ventures:
Minority interest in losses (earnings)	6.3	(1.8)	(5.3)	(4.2)
Attribution to Mills of the elimination of interest and fees*	7.7	13.1	29.3	39.1
Foreign currency exchange (losses) gains	(0.2)	4.9	(26.9)	(2.5)
Abandoned project costs	(9.7)	(3.2)	(11.0)	(5.2)
Other, net	(2.7)	2.8	22.4	8.4
(Loss) income before gains on sales of joint venture interests and minority interest in Mills LP	(20.0)	33.8	(12.0)	75.1
Gains on sales of joint venture interests	—	39.6	—	84.0
(Loss) income from continuing operations	(20.0)	73.4	(12.0)	159.1
Cumulative effect of FIN 46 adoption	—	—	—	51.4
Mills LP net (loss) income	(20.0)	73.4	(12.0)	210.5
Minority interest in Mills LP:
Continuing operations, including Series D preferred unit distributions	4.9	(11.1)	7.8	(23.3)
Cumulative effect of FIN 46 adoption	—	—	—	(9.3)
TMC net (loss) income	(15.1)	62.3	(4.2)	177.9
Preferred stock dividends	(18.9)	(11.3)	(50.5)	(29.4)
(Loss) income available to TMC common stockholders	(34.0)	51.0	(54.7)	148.5
Minority interest reflected as common equity in Mills LP	(5.1)	10.8	(8.5)	31.9
(Loss) income available to Mills LP common unit holders	$(39.1)	$61.8	$(63.2)	$180.4

(Loss) Earnings per Common Share and Unit - Diluted:
Continuing operations	$(0.61)	$0.95	$(0.98)	$1.99
Cumulative effect of FIN 46 adoption	—	—	—	0.79
(Loss) earnings per common share and unit	$(0.61)	$0.95	$(0.98)	$2.78

Shares and Units Outstanding (in thousands) for computation of (loss) earnings per share and unit - diluted:
Weighted average common shares	56,226	55,120	55,813	53,458
Weighted average common units	64,678	65,150	64,511	64,729

* Includes management and other operating fees of $1.1 million, $1.4 million, $3.1 million and $2.8 million for the three and nine months ended September 30, 2005 and 2004, respectively.

THE MILLS CORPORATION

THE MILLS LIMITED PARTNERSHIP

SUPPLEMENTAL FINANCIAL DATA (Continued)

(Unaudited, dollars in millions, except per share and unit data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
		(Restated)		(Restated)
Mills LP Funds From Operations (“FFO”):
Mills LP (loss) income from continuing operations	$(20.0)	$73.4	$(12.0)	$159.1
Add (deduct) consolidated items:
Depreciation and amortization*	67.6	55.7	188.5	138.2
Foreign currency exchange losses (gains)	0.2	(4.9)	26.9	2.5
Gains on sales of joint venture interests	—	(39.6)	—	(84.0)
Deduct partners’ share of depreciation and amortization from consolidated joint ventures	(13.5)	(12.8)	(37.4)	(29.0)
Add our share of depreciation and amortization from unconsolidated joint ventures	14.3	3.3	41.0	25.0
FFO	48.6	75.1	207.0	211.8
Less preferred unit distributions	(19.1)	(11.6)	(51.2)	(30.1)
FFO available to Mills LP common unit holders	$29.5	$63.5	$155.8	$181.7

Mills LP FFO per Common Unit (Diluted):
Mills LP (loss) income from continuing operations	$(0.30)	$1.14	$(0.19)	$2.47
Add (deduct) consolidated items:
Depreciation and amortization	1.03	0.85	2.88	2.13
Foreign currency exchange losses (gains)	—	(0.08)	0.41	0.04
Gains on sales of joint venture interests	—	(0.61)	—	(1.30)
Deduct partners’ share of depreciation and amortization from consolidated joint ventures	(0.21)	(0.20)	(0.57)	(0.45)
Add our share of depreciation and amortization from unconsolidated joint ventures	0.22	0.05	0.63	0.39
Less preferred unit distributions	(0.29)	(0.18)	(0.78)	(0.47)
Mills LP FFO per common unit (diluted)	$0.45	$0.97	$2.38	$2.81

Weighted average units outstanding (in thousands) for computation of Mills LP FFO per common unit (diluted)	65,561	65,150	65,338	64,729

* Includes basis amortization of $4.6 million, $0.9 million, $14.7 million and $4.6 million for the three and nine months ended September 30, 2005 and 2004, respectively, classified as equity in earnings of unconsolidated joint ventures on our income statements.

COMPARABLE PROPERTIES

Comparable Properties are generally defined as properties that we owned and that had stabilized operations for at least the prior 24 month period and where a comparison from the prior period to the current period is meaningful.  Mainstreet operations are included as comparable or noncomparable based on the property where the pushcart is located.

Comparable Properties for 2005 compared to 2004 include Arizona Mills, Arundel Mills, The Block at Orange, Broward Mall, Concord Mills, Discover Mills, Dover Mall, Franklin Mills, Galleria at White Plains, Grapevine Mills, Gurnee Mills, Katy Mills, Madrid Xanadú, Northpark Mall, Ontario Mills, Opry Mills, Potomac Mills, Sawgrass Mills, The Shops at Riverside Square, Town Center at Cobb, Westland Mall, Arundel Marketplace, Concord Mills Marketplace and Liberty Plaza.

THE MILLS CORPORATION

THE MILLS LIMITED PARTNERSHIP

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

SUPPLEMENTAL FINANCIAL DATA (Continued)

(Unaudited, dollars in millions)

	Comparable	Non- comparable	Total	Unconsolidated Joint Ventures	Eliminations	Consolidated
2005:
Minimum rent	$102.8	$80.6	$183.4	$(65.2)	$—	$118.2
Other revenue	58.8	53.1	112.0	(44.7)	—	67.3
Property revenue	161.6	133.8	295.4	(109.9)	—	185.5
Property operating costs	56.9	52.9	109.8	(36.0)	(0.9)	72.9
Net operating income	$104.7	$80.9	185.6	(73.9)	0.9	112.6
Depreciation			(93.2)	28.5	—	(64.7)
General and administrative			(13.9)	—	—	(13.9)
Cost of fees			(5.7)	—	—	(5.7)
Fee income			3.3	—	—	3.3
Fee elimination			(2.2)	3.1	(0.9)	—
Operating income			$73.9	$(42.3)	$—	$31.6
	Comparable	Non- comparable	Total	Unconsolidated Joint Ventures	Eliminations	Consolidated
2004 (restated):
Minimum rent	$104.0	$30.2	$134.2	$(14.3)	$(0.5)	$119.4
Other revenue	56.5	17.3	73.8	(9.8)	—	64.0
Property revenue	160.5	47.5	208.0	(24.1)	(0.5)	183.4
Property operating costs	50.1	16.3	66.4	(7.6)	—	58.8
Net operating income	$110.4	$31.2	141.6	(16.5)	(0.5)	124.6
Depreciation			(60.9)	5.6	—	(55.3)
General and administrative			(8.9)	—	—	(8.9)
Cost of fees			(3.1)	—	—	(3.1)
Fee income			1.9	—	—	1.9
Fee elimination			1.0	0.5	0.5	—
Operating income			$69.6	$(10.4)	$—	$59.2

THE MILLS CORPORATION

THE MILLS LIMITED PARTNERSHIP

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

SUPPLEMENTAL FINANCIAL DATA (Continued)

(Unaudited, dollars in millions)

	Comparable	Non- comparable	Total	Unconsolidated Joint Ventures	Eliminations	Consolidated
2005:
Minimum rent	$309.8	$227.2	$537.0	$(192.0)	$(2.2)	$342.8
Other revenue	175.8	141.5	317.3	(123.6)	(0.3)	193.4
Property revenue	485.6	368.7	854.3	(315.6)	(2.5)	536.2
Property operating costs	159.7	128.8	288.5	(95.7)	(0.9)	191.9
Net operating income	$325.9	$239.9	565.8	(219.9)	(1.6)	344.3
Depreciation			(260.2)	81.3	—	(178.9)
General and administrative			(38.7)	—	—	(38.7)
Cost of fees			(16.3)	—	—	(16.3)
Fee income			13.4	—	—	13.4
Fee elimination			(12.7)	11.1	1.6	—
Operating income			$251.3	$(127.5)	$—	$123.8
	Comparable	Non- comparable	Total	Unconsolidated Joint Ventures	Eliminations	Consolidated
2004 (restated):
Minimum rent	$301.8	$88.4	$390.2	$(95.6)	$(0.5)	$294.1
Other revenue	178.8	50.7	229.5	(60.4)	—	169.1
Property revenue	480.1	139.1	619.7	(156.0)	(0.5)	463.2
Property operating costs	150.6	43.8	194.2	(46.7)	(0.5)	147.0
Net operating income	$330.2	$95.3	425.5	(109.3)	—	316.2
Depreciation			(181.5)	44.4	—	(137.1)
General and administrative			(26.1)	—	—	(26.1)
Cost of fees			(19.7)	—	—	(19.7)
Fee income			7.4	—	—	7.4
Fee elimination			(5.8)	5.8	—	—
Operating income			$199.8	$(59.1)	$—	$140.7